                              WOLVERINE TUBE, INC.
                        1525 PERIMETER PARKWAY, SUITE 210
                            HUNTSVILLE, ALABAMA 35806

                                 April 24, 1997



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders of Wolverine Tube, Inc. on Thursday, May 22, 1997, at 11:00 a.m., local time, at the Huntsville Marriott, 5 Tranquility Base, Huntsville, Alabama 35805. We hope that many Wolverine Tube, Inc. stockholders will be able to attend the meeting and we look forward to greeting those able to attend.

The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO VOTE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company. The Board of Directors and the management team look forward to seeing you at the meeting.


                                       Sincerely,


                                       /s/ John M. Quarles

                                       John M. Quarles
                                       Chairman and Interim
                                       Chief Executive Officer

                              WOLVERINE TUBE, INC.
                        1525 PERIMETER PARKWAY, SUITE 210
                            HUNTSVILLE, ALABAMA 35806

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1997

To the Stockholders:

     Please take notice that the Annual Meeting of the Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on May 22, 1997, at the Huntsville Marriott, 5 Tranquility Base, Huntsville, Alabama 35805 at 11:00 a.m., local time, for the following purposes:

     1. To elect two (2) Class I directors of the Company to serve a three-year term.

     2. To approve and adopt the amendment and restatement of the Company's 1993 Equity Incentive Plan.

     3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the next fiscal year.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                       By Order of the Board of Directors



                                       /s/ James E. Deason

                                       James E. Deason
                                       Secretary

Huntsville, Alabama
April 24, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                              WOLVERINE TUBE, INC.



                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1997


                                TABLE OF CONTENTS

                                                                            Page
Information Concerning the Solicitation and Voting...........................  1

Stock Ownership of Certain Beneficial Owners and Management..................  3

Proposal One - Election of Directors.........................................  4

Executive Compensation.......................................................  9

Compensation Committee Report on Executive Compensation...................... 14

Company Stock Price Performance.............................................. 17

Compliance with Section 16(a) of the Securities Exchange Act of 1934......... 19

Proposal Two - Approval of the Amendment and Restatement of the
1993 Equity Incentive Plan................................................... 19

Proposal Three - Ratification of Appointment of Independent Auditors......... 25

Other Business............................................................... 25

Stockholder Proposals to be Presented at the Next Annual Meeting............. 25


                                 PROXY STATEMENT

                                  ------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                              WOLVERINE TUBE, INC.

                                  -------------


     This Proxy Statement is furnished in connection with the solicitation by the management of Wolverine Tube, Inc. (the "Company") of proxies for use at the Annual Meeting of its Stockholders to be held on May 22, 1997, at the Huntsville Marriott, 5 Tranquility Base, Huntsville, Alabama 35805 at 11:00 a.m., local time, or at any adjournment thereof.


               INFORMATION CONCERNING THE SOLICITATION AND VOTING

GENERAL

     The principal executive offices of the Company are located at 1525 Perimeter Parkway, Suite 210, Huntsville, Alabama 35806. The Company's telephone number at that location is (205) 353-1310. The date of this Proxy Statement is April 24, 1997, the approximate date on which these proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended December 31, 1996, including financial statements, were first sent or given to stockholders entitled to vote at the meeting.

     This solicitation of proxies is made on behalf of the management of the Company and the associated cost will be borne by the Company. The Company's regularly retained investor relations firm, Corporate Communications, Inc. (the "Solicitor"), may also be called upon to solicit proxies by telephone and mail. The Company will pay $3,500 in fees for the Solicitor's services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

     In addition to solicitation by mail and by the Solicitor, management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in so doing.

RECORD DATE, VOTING AND REVOCABILITY OF PROXIES

     The Company had outstanding on March 31, 1997 (the "Record Date"), 13,983,127 shares of Common Stock, $.01 par value (the "Common Stock"), all of which are entitled to vote on all matters to be acted upon at the meeting. The Company's By-Laws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described.

     An affirmative vote of a majority of shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors, which is determined by a plurality of the votes cast if a quorum is present and voting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with the Secretary of the Company a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of March 31, 1997, with respect to the beneficial ownership of the Company's outstanding Common Stock by
(i) stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

                                                                 COMMON STOCK
              NAME AND ADDRESS                                BENEFICIALLY OWNED

                                                           SHARES           PERCENT
     ------------------------------------------------------------------------------
     Neuberger & Berman L.P. (a)                           859,500           6.1%
       605 Third Avenue
       New York, NY  10158-3698

     The Prudential Insurance Company                      785,635           5.6%
     of America (b)
       751 Broad Street
       Newark, New Jersey  07102-3777

     American Express Financial Corporation (c)            731,650           5.2%
       IDS Tower 10
       Minneapolis, MN  55440

     Donald C. Blasius (d)                                   8,000             *

     John L. Duncan (d)                                      8,000             *

     Thomas P. Evans (e)                                     2,667             *

     Jan K. Ver Hagen (e)                                    4,167             *

     John M. Quarles (f)                                   211,601           1.5%

     Thomas B. Roller (g)                                       --            --

     Gregory M. Trickey (h)                                 21,279             *

     James E. Deason (i)                                     6,600             *

     Richard P. Westmoreland (j)                            27,759             *

     Thomas J. Ruble (k)                                     2,700             *

     All directors and executive officers as a group       438,495           3.1%
     (16 persons)

----------
* REPRESENTS LESS THAN 1%.

(footnotes continued on following page)

(a) This information was provided to the Company pursuant to a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 13, 1997.

(b) This information was provided to the Company pursuant to a Schedule 13G filed with the Commission on February 3, 1997.

(c) This information was provided to the Company pursuant to a Schedule 13G filed with the Commission on February 1, 1997.

(d) Includes 8,000 shares subject to options exercisable within 60 days of March 31, 1997.

(e) Includes 2,667 shares subject to options exercisable within 60 days of March 31, 1997.

(f) Includes 31,600 shares subject to options exercisable within 60 days of March 31, 1997.

(g) Mr. Roller was appointed as President and Chief Executive Officer of the Company on September 16, 1996, and as a Director in December 1996. He resigned from all positions with the Company, effective March 31, 1997.

(h) Includes 11,278 shares subject to options exercisable within 60 days of March 31, 1997.

(i) Includes 6,600 shares subject to options exercisable within 60 days of March 31, 1997.

(j) Includes 9,358 shares subject to options exercisable within 60 days of March 31, 1997.

(k) Includes 2,200 shares subject to options exercisable within 60 days of March 31, 1997.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

     The Board has nominated Messrs. Blasius and Trickey to be reelected as Class I directors, each for a three-year term expiring in 2000. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for the office of director as management may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING "FOR" THE TWO NOMINEES LISTED BELOW.


INFORMATION REGARDING NOMINEES

     The Certificate of Incorporation of the Company provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. As a result, approximately one-third of the Board of Directors will be elected each year. The Class I directors are composed of Messrs. Blasius and Trickey; the Class II directors are composed of Messrs. Duncan, Quarles and Ver Hagen; and the Class III directors are composed of Messrs. Deason and Evans. Directors hold office until their terms expire and their successors have been elected and qualified.

     The following table sets forth certain information for each nominee, and each director of the Company whose term of office continues after the Annual
Meeting:

NOMINEES FOR ELECTION AS CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000:

                                    Principal Occupation During
      Name                             the Past Five Years                     Age
-----------------------------------------------------------------------------------
Donald C. Blasius         Mr. Blasius has been a director of the Company        67
                          since December 1993.  From 1988 until June
                          1993, Mr. Blasius was President of White
                          Consolidated Industries, Inc.  Prior to that, he
                          was Chairman and Chief Executive Officer of
                          the Home Products Group of White
                          Consolidated Industries, Inc.  Mr. Blasius also
                          serves as a director of Ohio Edison Company.

Gregory M. Trickey        Mr. Trickey has been a director of the Company        49
                          since June 1994.  Mr. Trickey has been the
                          Chief Operations Officer of the Company since
                          June 1994.  From October 1990 to June 1994,
                          he served as  the  Company's Executive Vice
                          President, Operations.  Mr. Trickey has been
                          employed by the Company for 24 years, holding
                          numerous positions in engineering and
                          operations.



INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998:

                                    Principal Occupation During
      Name                             the Past Five Years                     Age
-----------------------------------------------------------------------------------
John L. Duncan            Mr. Duncan has been a director of the                 63
                          Company since December 1993.  Mr. Duncan
                          previously served as President and Chief
                          Executive Officer of Murray Ohio
                          Manufacturing Co., a position he held from
                          1987 to 1994.

                                    Principal Occupation During
      Name                             the Past Five Years                     Age
-----------------------------------------------------------------------------------
John M. Quarles           Mr. Quarles currently serves as Chairman and          56
                          Interim Chief Executive Officer of the
                          Company.  He has been a director since January
                          1991 and Chairman since May 1994.  Mr.
                          Quarles had served as President and Chief
                          Executive Officer since October 1990, until his
                          retirement from those positions in September
                          1996.  In March 1997 he was appointed to serve
                          as Interim Chief Executive Officer until a new
                          Chief Executive Officer is appointed.  Mr.
                          Quarles joined the Company in 1972 and has
                          held numerous positions, including Director of
                          Development and Planning of the Company
                          from 1985 to 1987 and President of the
                          Company's former U.S. operating subsidiary
                          from 1987 to 1990.

Jan K. Ver Hagen          Mr. Ver Hagen has been a director of the              59
                          Company since January 1996.  Mr. Ver Hagen is
                          the President, Chief Operating Officer and a
                          Director of United Dominion Industries,
                          Limited.  Prior to his election to his current
                          position at United Dominion in October 1994,
                          Mr. Ver Hagen was Executive Vice President of
                          that company.  Prior to joining United
                          Dominion in May 1994, Mr. Ver Hagen was
                          Vice Chairman of Emerson Electric Co. from
                          1988 to 1994.



INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999:

                                    Principal Occupation During
      Name                             the Past Five Years                     Age
-----------------------------------------------------------------------------------
James E. Deason           Mr. Deason has been a director of the Company         49
                          since October 1995.  Mr. Deason has been the
                          Executive Vice President, Chief Financial
                          Officer, Secretary and Treasurer of the
                          Company since September 1994.  Prior to
                          joining the Company, Mr. Deason, a Certified
                          Public Accountant, was most recently a partner
                          with Ernst & Young LLP, in Birmingham,
                          Alabama.

                                    Principal Occupation During
      Name                             the Past Five Years                     Age
-----------------------------------------------------------------------------------
Thomas P. Evans           Mr. Evans has been a director since December          39
                          1995.  Mr. Evans is the President, Emerging
                          Markets, of Permal Asset Management
                          (formerly known as Worms Asset Management).
                          Prior to joining Permal in May 1994, Mr. Evans
                          was the Executive Vice President, Finance and
                          Administration, Secretary and Treasurer and a
                          director of Wolverine Tube, Inc. since April
                          1992.  From July 1989 to April 1992, Mr. Evans
                          was Vice President, Treasurer and Chief
                          Financial Officer of Mr. Coffee, Inc.

BOARD MEETINGS AND COMMITTEES

     Messrs. Duncan and Evans serve as members of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee held four meetings during 1996. The responsibilities of the Compensation Committee are described under "Compensation Committee Report on Executive Compensation."

     Messrs. Blasius and Duncan served on the Company's Audit Committee throughout 1996. The Audit Committee (which reviews and approves (i) the scope of the audit performed by the Company's independent auditors and (ii) the Company's accounting principles and internal accounting controls) held two meetings during 1996.

     Messrs. Quarles, Trickey and Deason currently serve on the Company's Executive Committee. The purpose of the Executive Committee is to act in the place and stead of the Board, to the extent permitted by law and within certain limits set by the Board, on matters that require Board action between meetings of the Board of Directors. The Executive Committee did not hold any meetings during 1996.

     Messrs. Quarles, Evans and Ver Hagen currently serve on the Company's Nominating Committee, which has the principal purpose of selecting, or recommending to the Board of Directors the selection of, nominees for election as Directors of the Company and determining whether to nominate incumbent Directors for reelection. The Nominating Committee, which did not meet during 1996, does not have any procedures established for the consideration of nominees recommended by stockholders.

     During 1996, the Board of Directors held meetings or acted by written consent eight times. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which they were a member during the last year.

BOARD COMPENSATION

     The Company's 1993 Stock Option Plan for Outside Directors (the "Directors' Plan") provides for the granting of nonqualified stock options to independent directors of the Company. The Company has reserved a total of 50,000 shares of Common Stock for issuance pursuant to the Directors' Plan. The Directors' Plan is currently administered by the Board of Directors. Under the Directors' Plan, each independent director initially receives a nonqualified option to purchase 5,000 shares of the Company's Common Stock on the date upon which such person first becomes a director. In addition, each independent director is automatically granted a nonqualified option to purchase 1,000 shares of Common Stock on the anniversary of such director's election to the Board. On January 25, 1996, Mr. Ver Hagen was granted 5,000 options with an exercise price of $35.75 per share. On December 7, 1996, Mr. Evans was granted 1,000 options with an exercise price of $36.75 per share. On December 15, 1995, Messrs. Blasius and Duncan each received 1,000 options with an exercise price of $36.875 per share. As of December 31, 1996, options to purchase an aggregate of 27,000 shares were outstanding under the Directors' Plan at an average per share exercise price of approximately $28.18.

     Options granted under the Directors' Plan have a term of 10 years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Directors' Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option under the Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. Initial Options granted under the Directors' Plan vest at the rate of 33 1/3% per year and subsequent options vest immediately; all initial options must be held at least one year prior to exercise. Unless sooner terminated, the Directors' Plan will terminate in 2003.

     Directors who are not officers or employees of the Company, receive an annual retainer of $20,000, plus $1,000 each for every board or committee meeting they attend, and $1,000 for each board or committee meeting he respectively chairs.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued on behalf of each person who served as the Chief Executive Officer of the Company during 1996 and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities for the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION          AWARDS
                                       --------------------       ----------
                                                                      Common
                                                                       Stock
                                                                  Underlying                    All
                                                                     Options                  Other
   Name and Principal Position         Year         Salary          (Shares)        Compensation(a)
---------------------------------      ----       --------        ----------        ---------------
John M. Quarles                        1996       $387,803            10,000                 $3,692
   Chairman and Interim Chief          1995        335,000            10,000                  3,601
   Executive Officer (b)               1994        270,501            20,000                  2,963

Thomas B. Roller                       1996        131,250            30,000                     70
   Former President and
   Chief Executive Officer (c)

Gregory M. Trickey                     1996        203,220            10,000                  2,937
   Chief Operations Officer            1995        173,750            10,000                  2,470
                                       1994        141,566             7,500                  2,515

James E. Deason                        1996        178,158            12,000                  2,351
   Executive Vice President, Chief     1995        153,690             7,500                  1,817
   Financial Officer, Secretary and    1994         44,327             3,000                      -
   Treasurer (d)

Richard P. Westmoreland                1996        165,657             5,000                  4,552
   Executive Vice President,           1995        152,044             6,000                  3,220
   International and Business          1994        146,175             6,000                  3,220
   Development

Thomas J. Ruble                        1996        157,161            5,000                   2,317
   Senior Vice President,              1995        116,250            3,000                   1,445
   Operations (e)                      1994              -                -                       -

(a) The amounts hereunder include insurance premiums paid by the Company for term life insurance policies for the benefit of the named executive officers. In addition, the 1994 amounts include 401(k) matching contributions made by the Company of $2,310, $2,310 and $1,929 to Messrs. Quarles, Trickey and Westmoreland, respectively. The 1995 amounts include 401(k) matching contributions made by the Company of $2,310, $1,612, $2,266, $1,930 and $1,445 to Messrs. Quarles, Trickey, Deason, Westmoreland and Ruble, respectively. The 1996 amounts include 401(k) matching contributions made by the Company of $2,671, $2,733, $2,147, $2,270 and $2,276 to Messrs. Quarles, Trickey, Deason, Westmoreland and Ruble, respectively.

(b) Mr. Quarles has served as Chairman of the Company since May 1994, and served as President and Chief Executive Officer until his retirement from those positions in September 1996. On March 31, 1997, Mr. Quarles was appointed to serve as Interim Chief Executive Officer. Mr. Quarles' compensation is established pursuant to an Employment Agreement with the Company. See "Plans and Arrangements -- Employment Agreement with John M. Quarles."

(c) Reflects compensation, based upon an annual base salary of $450,000, received by Mr. Roller between September 16, 1996, the date he joined the Company, and December 31, 1996. Mr. Roller resigned from all positions with the Company effective March 31, 1997, and all options granted to Mr. Roller were terminated at that time.

(d) Mr. Deason joined the Company in September 1994 and, therefore, the compensation received by him for 1994 reflects amounts received between September 15 and December 31, 1994.

(e) Mr. Ruble joined the Company in April 1995 and, therefore, the compensation received by him for 1995 reflects amounts received between April 23 and December 31, 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to all persons who served as the Company's Chief Executive Officer and each of the other Named Executive Officers during the fiscal year ended December 31, 1996.

                                             INDIVIDUAL GRANTS
                      -----------------------------------------------------------
                         NUMBER OF      PERCENT OF
                         SHARES OF           TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                      COMMON STOCK         OPTIONS                                         ASSUMED RATES OF STOCK PRICE
                        UNDERLYING      GRANTED TO      EXERCISE                          APPRECIATION FOR OPTION TERM(B)
                           OPTIONS       EMPLOYEES     PRICE PER       EXPIRATION        ---------------------------------
NAME                    GRANTED(A)         IN 1995         SHARE             DATE             5%                 10%
--------------------------------------------------------------------------------------------------------------------------
John M. Quarles             10,000             5.6%       $35.75         01/25/06           $224,828           $  569,762

Thomas B. Roller (c)        30,000            16.8         41.13         09/16/06            775,893            1,966,277

Gregory M. Trickey          10,000             5.6         35.75         01/25/06            224,828              569,762

James E. Deason             12,000             6.7         35.75         01/25/06            269,794              683,714

Richard P. Westmoreland      5,000             2.8         35.75         01/25/06            112,414              284,881

Thomas J. Ruble              5,000             2.8         35.75         01/25/06            112,414              284,881

(a) Options vest at the rate of 20% per year for five years starting on January 25, 1997 for Messrs. Quarles, Trickey, Deason, Westmoreland and Ruble.

(b) The assumed annual rates of appreciation of five and ten percent for option term would result in the price of the Company's stock increasing from $35.75 to $58.23 and $92.73 per share, respectively, for Messrs. Quarles, Trickey, Deason, Westmoreland and Ruble, and from $41.13 to $66.99 and $106.67 per share, respectively, for Mr. Roller.

(c) Options granted to Mr. Roller were scheduled to vest at the rate of 20% per year for five years starting on September 16, 1997. All of such options terminated upon his resignation from the Company, effective March 31, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information with respect to stock options exercised during the year ended December 31, 1996, the aggregate number of unexercised options to purchase Common Stock granted in all years to the Named Executive Officers and held by them as of December 31, 1996, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1996:

                                                                                    NUMBER OF
                                                                                    SHARES OF
                                                                                 COMMON STOCK                         VALUE OF
                                                                                   UNDERLYING                      UNEXERCISED
                                 SHARES                                           UNEXERCISED                     IN-THE-MONEY
                               ACQUIRED                VALUE                       OPTIONS AT                       OPTIONS AT
        NAME                ON EXERCISE         REALIZED (A)                DECEMBER 31, 1996            DECEMBER 31, 1996 (B)
------------------------------------------------------------------------------------------------------------------------------
                                                                       VESTED        UNVESTED          VESTED         UNVESTED
------------------------------------------------------------------------------------------------------------------------------
John M. Quarles                 109,600           $3,227,438           10,000          32,400         $    --         $925,452

Thomas B. Roller (c)                 --                   --               --          30,000              --               --

Gregory M. Trickey               38,372            1,140,896               --          31,518              --          401,262

James E. Deason                      --                   --            2,700          19,800          25,800           76,200

Richard P. Westmoreland          37,512            1,156,501               --          22,778              --          366,358

Thomas J. Ruble                      --                   --              600           7,400           5,850           23,400

(a) Value realized equals the amount of the excess of the fair market value of the Common Stock acquired on exercise of the stock options over the relevant exercise price paid by the holder of such options, and does not constitute any disbursement of the Company's funds.

(b) For all unexercised in-the-money options, assumes a fair market value at December 31, 1996 of $35.25 per share of Common Stock, which is the last transaction in the Common Stock on the New York Stock Exchange as of that date.

(c) All options granted to Mr. Roller terminated upon his resignation from the Company, effective March 31, 1997.


PLANS AND ARRANGEMENTS

     RETIREMENT PLANS. Executive employees of the Company are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the "Retirement Plan"). This funded noncontributory defined benefit plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months, times (ii) years of service to the Company, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit. There is a minimum benefit of 1.25% of average monthly base compensation multiplied by years of service with the Company. However, no Company executive is expected to receive a benefit under this formula.

     The covered compensation of participants used to calculate the retirement benefits described above consists of base pay, overtime, commissions, non-incentive bonus payments and year-end bonuses or incentive compensation not in excess of one-half of base pay.

     The Company has a Supplemental Executive Retirement Plan (the "Executive Plan"). This defined benefit pension plan is nonfunded and provides benefits to certain eligible executives of the Company. The benefits provided under the Executive Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits is capped at $150,000 pursuant to certain Internal Revenue Service limits. Benefits under the Executive Plan are not subject to this limitation. However, Executive Plan benefits are offset by any benefits payable from the Retirement Plan.

     The following table shows the estimated approximate annual benefits payable upon normal retirement at age 65 in 1996 under both the Retirement Plan and Executive Plan for persons in specified remuneration and years of service classifications.


                               PENSION PLAN TABLE

  FINAL
 AVERAGE
 SALARY                                      YEARS OF SERVICE
----------------------------------------------------------------------------------------

                      15              20             25              30            35
----------------------------------------------------------------------------------------
$125,000            26,191          34,921         43,652          52,382         61,757

 150,000            31,816          42,421         53,027          63,632         74,882

 175,000            37,441          49,921         62,402          74,882         88,007

 200,000            43,066          57,421         71,777          86,132        101,132

 250,000            54,316          72,421         90,527         108,632        127,382

 300,000            65,566          87,421        109,277         131,132        153,632

 400,000            88,066         117,421        146,777         176,132        206,132

 450,000            99,316         132,421        165,527         198,632        232,382

 500,000            110,566        147,421        184,277         221,132        258,632

     As of December 31, 1996, Mr. Quarles had 24 years of credited service in the Retirement Plan, Mr. Trickey had 23 years, Mr. Westmoreland had 11 years, and each of Mr. Deason and Mr. Ruble had 2 years. Mr. Quarles, Mr. Trickey, Mr. Westmoreland, Mr. Deason and Mr. Ruble had compensation of $387,803, $203,220, $178,158, $165,657 and $157,161, for purposes of the above table, as of December 31, 1996.

     EMPLOYMENT AGREEMENT WITH JOHN M. QUARLES. In connection with Mr. Quarles' retirement as President and Chief Executive Officer of the Company in September 1996, the Company entered into an Employment Agreement, dated September 16, 1996 (the "Agreement"), with Mr. Quarles, which replaced and superseded his then existing employment agreement. Pursuant to the Agreement, Mr. Quarles agreed to continue to serve as Chairman of the Company following his retirement as President and Chief Executive Officer, and in such capacity, from and after January 1, 1997, to devote at least 60 days per year to the performance of his duties thereunder. The Agreement provides that commencing January 1, 1997 Mr. Quarles will receive a base salary of $100,100 per year (subject to periodic adjustment by the Board) plus an amount equal to 1/60 of such base salary for each day in excess of 60 days per year that Mr. Quarles devotes to his duties thereunder. In addition, Mr. Quarles is eligible to receive an annual bonus under the Company's key manager bonus plan. The Agreement also provides that if Mr. Quarles is terminated for cause or if he resigns, other than for certain enumerated reasons, he is entitled to receive only the severance benefits provided by the Company's standard severance plan and to payment of his salary through the date of his termination or resignation. If he is terminated without cause or resigns for one of the enumerates reasons, he is entitled to receive an amount equal to his salary through the term of the Agreement plus continuance of medical and life insurance benefits. In addition, the Agreement provides that Mr. Quarles will have the right to receive medical and insurance benefits, to retain all his stock options and to exercise those options as they vest or until they terminate pursuant to their terms. In Mr. Quarles' role as Interim Chief Executive Officer, effective March 31, 1997, Mr. Quarles will be compensated in accordance with the terms of the Agreement.

     SEVERANCE PAY PLAN. The Company's Severance Pay Plan (the "Severance Plan") provides benefits to all eligible employees who have at least one year of service and who are terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee's current base salary plus one-half of one week's pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits constitutes a release of all claims against the Company, except claims in accordance with the provisions of applicable benefit plans.

     SEVERANCE AGREEMENT. The Company has entered into severance agreements with each of Messrs. Trickey, Westmoreland, Deason and Ruble (the "Severance Agreements"). The Severance Agreements provide that if the officer is terminated for cause or if he resigns other than for certain enumerated good reasons, he is entitled to only the severance benefits provided by the Company's standard procedure and practice and payment of his salary through the date of his termination or resignation. If he is terminated without cause or resigns for good reason, then he is entitled to certain enumerated benefits.

     The Company's Severance Agreements with Messrs. Westmoreland, Deason and Ruble provide that if the officer is terminated without cause or resigns for good reason (i) he is entitled to one year salary plus any unused vacation time for that year (payable either in a lump sum or in periodic payments over one year) plus temporary continuance of his medical and life insurance benefits, or
(ii) at his option, to continue working for the Company for one year, for the same salary as he would receive under (i) above, in a different position designated by the Company. Mr. Trickey's Severance Agreement is substantially identical to these agreements with the exception that he is entitled to one year and three weeks' salary.

     The Company had also entered into a comparable Severance Agreement with Mr. Roller in September 1996. In connection with Mr. Roller's resignation from the Company in March 1997, the Company entered into an agreement with Mr. Roller, pursuant to which, among other things, Mr. Roller will be paid an aggregate of $675,000 in a series of payments through September 30, 1998, and will be entitled to certain medical benefits, payment for accrued vacation time, and reimbursement for up to a maximum of $70,000 in certain other expenses. The agreement also contains certain confidentiality covenants, and provides for the discharge of any other obligations of the Company or rights of Mr. Roller, including those that would have been provided under the Severance Agreement and under outstanding options.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Committee is responsible for the general compensation policies of the Company, and in particular is responsible for setting and administering the policies that govern executive compensation. The Compensation Committee, which is comprised of two non-employee directors, evaluates the performance of management and determines the compensation levels for all executive officers.

     To assist in determining compensation policies, the Compensation Committee retained the services of Buck Consultants, a management and compensation consulting firm, to evaluate the Company's various compensation programs. Additional information on compensation has been derived in the course of recruiting senior executives for the Company.

     The objective of the Compensation Committee is to establish policies and programs to attract and retain key executives, and to reward performance by these executives which benefits the stockholders. The primary elements of executive officer compensation are base salary, annual cash bonus awards, and stock option awards. The salary is based on factors such as the individual executive officer's level of responsibility and comparison to similar positions in the Company and in comparable companies. Annual cash bonus awards are based on the Company's performance measured against the attainment of financial and other objectives established annually by the Board of Directors, and, to a lesser extent, on individual performance. Stock option awards are intended to align the executive officer's interests with those of the stockholders in promoting the long-term growth of the Company, and are determined based on the executive officer's salary, level of responsibility, number of options previously granted, and contributions toward achieving the objectives of the Company. Further information on each of these compensation elements is set forth below.


SALARIES

     Base salaries are adjusted annually, following a review by the Company's chief executive officer (the "CEO"). In the course of the review, performance of the individual with respect to specific objectives is evaluated, as are any increases in responsibility, and salaries for similar positions and levels of responsibility. The specific objectives for each executive officer are set by the individual's manager, sometimes with advice from the CEO, and will vary for each executive position and for each year. Since this is a base salary review, performance of the Company is not weighed heavily in the result. When all reviews are completed, the CEO makes a recommendation to the Compensation Committee for its review and final approval.

     With respect to the CEO, the Compensation Committee reviews and establishes a base salary, which is influenced primarily by the Compensation Committee's assessment of the individual's performance and the Compensation Committee's expectations as to his future contributions. Competitive compensation data is also a major factor in establishing the CEO's salary, but no precise formula is applied in considering this data. The Compensation Committee's review takes place annually. As a result of that review last year, the Compensation Committee determined that it was appropriate to increase Mr. Quarles' compensation during the time he served as CEO in 1996. In connection with the process of searching for a new CEO in 1996, the Board determined that, based upon market conditions, the base salary, bonus and equity compensation elements would need to be increased in order to attract a suitable candidate for the position. Accordingly, the base salary of $450,000 that was offered to and accepted by Mr. Roller was determined in the process that led to his hiring.


BONUSES

     In early 1996, the Compensation Committee commenced the implementation of new senior management bonus plans designed to more directly and effectively link bonuses to both short and long term performance objectives of the Company and the individual executive officer. These programs took effect in 1996, and were proposed in response to the Compensation Committee's belief that the Company's historical bonus plans were not creating appropriate incentives for the Company's executives.

     For fiscal year 1996, annual cash bonus objectives were governed by the management bonus plan, which was heavily dependent on the financial performance of the Company, and less so on individual performance. The Board of Directors of the Company reviewed the business plan developed by management and then approved the objectives for the year, capital expenditure plans and other factors, and set a target amount of earnings. The

Compensation Committee then incorporated this target into the bonus plans as a threshold below which no bonus would be paid. With respect to the bonus objectives for the CEO, the Compensation Committee reviewed this separately, with the amount allocated by salary ratio as a base. Performance factors were then considered, such as attainment of objectives in product development, market share, representation of the Company at analyst and investor meetings, development of management personnel, and other considerations. The Company's long-term incentive plan was developed in consultation with senior management and Buck Consultants, and the Company's senior executive officers are eligible for awards thereunder based upon the Company's return on total capital measured over a four year period.

STOCK OPTION AWARDS

     Stock options are an integral part of each executive officer's compensation and are intended to provide an incentive to continue as employees of the Company over a long term, and to align the interests of the executive with those of the stockholders by providing a stake in the Company. All equity based awards for management are granted pursuant to the Company's 1993 Equity Incentive Plan, which the Board has proposed be amended and restated. Grants to participants are made at fair market value on the date of the grant, vest over a period of five years, and expire after ten years. In making grants the Compensation Committee takes into account the total number of shares available for grant under the plan, prior grants outstanding, and estimated requirements for future grants. Individual awards take into account the executive officer's contributions to the Company, scope of responsibilities, strategic and operational goals, salary and number of unvested options.

     In determining an option grant for the CEO, the Compensation Committee weighs all of the above factors, but, recognizing the CEO's critical role in developing strategies for the long-term benefit of the Company, may award grants greater than would have been indicated by considerations of proportional salaries. In addition, in connection with hiring a new CEO, the Compensation Committee believes that it may be appropriate to expand the equity based awards for the CEO. Stock options are an important element in attracting and retaining capable executives at all levels, and this is particularly so in the case of the CEO, who must constantly act in the stockholders' interest.


SUMMARY

     Base salaries were revised in March 1996 and were not affected by 1996 performance. The Company's 1996 earnings fell short of the target set by the Board of Directors, which governs the management bonus program. Therefore, there were no bonus payments made for that year. The long-term incentive plan was adopted in 1996 and target performance will be measured at the end of fiscal 2000. Based on available information, the Compensation Committee believes that the Company's level of base salaries is competitive, and that the Company's new bonus programs will cause bonus levels to be competitive as well. The Committee continually reviews the Company's compensation programs to ensure that the overall package is competitive, balanced, and that proper incentives and rewards are provided.(1)

Compensation Committee

J. L. Duncan
T. P. Evans














--------

     (1) The Compensation Committee has not yet formulated a policy on qualifying executive officer compensation under new Section 162(m) of the Code (adopted under the Omnibus Budget and Reconciliation Act of 1993).

                       COMPANY STOCK PRICE PERFORMANCE


        Set forth is a line graph comparing the cumulative total stockholder return on the Common Stock since August 13, 1993, the date the Common Stock first commenced trading, assuming reinvestment of dividends, with the cumulative total stockholder return of the S&P Industrials Index, and the NYSE Composite Index.

[GRAPH]




TOTAL CUMULATIVE RETURNS
(includes reinvestment of dividends)

--------------------------------------------------------------------------------------------------------------
                                          8/13/93        12/31/93       12/31/94       12/31/95       12/31/96
--------------------------------------------------------------------------------------------------------------
Wolverine Tube, Inc.                          100             127            153            242            227
--------------------------------------------------------------------------------------------------------------
S&P Industrials                               100             108            112            151            185
--------------------------------------------------------------------------------------------------------------
NYSE Composite                                100             106            106            143            174
--------------------------------------------------------------------------------------------------------------

                          COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company's securities on Form 3 and transactions in the Company's securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it, the Company believes that, for the fiscal year ended December 31, 1996, the
Section 16(a) filing requirements were complied with by all incumbent executive officers, directors and director nominees during the year.


                    PROPOSAL TWO - APPROVAL OF THE AMENDMENT
                AND RESTATEMENT OF THE 1993 EQUITY INCENTIVE PLAN

     On February 13, 1997, the Board of Directors of the Company adopted an amendment and restatement of the Company's 1993 Equity Incentive Plan (the "Amended Plan"), subject to the ratification and approval thereof by the stockholders. The Board of Directors believes that continuing to provide officers and key employees of the Company and its subsidiaries with a proprietary interest in the Company helps to attract, retain and motivate such persons and rewards them for their contributions to the Company. The Board of Directors determined that the amendments contained in the Amended Plan help to further those objectives. If the approval of the stockholders is not obtained, no further awards will be granted under the Amended Plan.

     The amendments contained in the Amended Plan effect the following principal changes to the 1993 Equity Incentive Plan, as originally adopted: (i) increase the maximum number of shares of Common Stock that may be issued and sold thereunder from 550,000 shares to 1,225,000 shares; (ii) eliminate the ability to grant awards of "Phantom Shares" (rights whose value is determined with reference to the value of Common Stock); (iii) limit the number of stock option rights and stock appreciation rights that may be granted to an officer or key employee during any calendar year to 60,000 shares of Common Stock; (iv) enact certain technical changes to the definition of a "Change in Control," including a provision reducing the amount of "Voting Stock" of the Company that a person must beneficially own in order to constitute a Change in Control from 50% to 20%; and (v) provide that all awards granted under the Amended Plan shall become immediately vested and exercisable upon a Change in Control.

     The provisions of the Amended Plan, which was originally approved by a majority of the Company's stockholders in June 1993, are summarized below. Such summaries do not purport to be complete, and are qualified in their entirety by reference to the full text of the Amended Plan, a copy of which is attached to this Proxy Statement as Annex A.

SUMMARY OF THE AMENDED PLAN

     The Amended Plan is administered by the Compensation Committee, which is composed of directors who are not officers of the Company and are not eligible to participate in the Amended Plan. The Compensation Committee has the authority under the Amended Plan to grant awards to officers or other key employees of the Company selected on the basis of their present and potential contributions to the Company. Non-employee directors are not eligible to receive awards under the Amended Plan. A total of 1,225,000 shares of Common Stock have been reserved for issuance under the Amended Plan, of which 731,866 are subject to outstanding options as of March 31, 1997. Shares that are issued upon exercise of stock options may be either newly issued shares or shares of Common Stock that are held in treasury. Upon the payment of any option exercise price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under the Amended Plan only the net number of shares of Common Stock actually issued or transferred by the Company.

     The Amended Plan provides for the award of nonqualified options, incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), free-standing or tandem stock appreciation rights ("SARs"), and restricted shares. The Amended Plan also permits the Compensation Committee to specify the terms and conditions of other types of equity-based or equity-related awards which are consistent with the purposes of the Amended Plan and the interests of the Company.

     Under the option component of the Amended Plan, awardees will receive the right to purchase a specified number of shares of Common Stock at an option exercise price determined by the Compensation Committee on the date of grant. In the case of an ISO, however, the option price shall be no less than the fair market value of a share of Common Stock on the date of grant.

     As noted above, no participant shall be granted option rights (or SARs) for more than 60,000 shares of Common Stock during any calendar year, subject to adjustments as provided in the Amended Plan. The aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of ISOs during the life of the Amended Plan shall not exceed 1,225,000 shares, subject to adjustments as provided in the Amended Plan. Any grant may provide for the automatic grant of additional option rights to an optionee upon the exercise of option rights using shares of Common Stock as payment of the option exercise price or in satisfaction of the optionee's tax liability.

     Under the SAR component of the Amended Plan, awardees will receive rights which entitle them to payments based on changes in the value of shares of Common Stock. SARs may be granted either in tandem with option rights or as free-standing rights. Tandem SARs entitle an awardee to a payment at the time of exercise equal to the spread between the option price of the tandem option and the current fair market value of the shares of Common Stock. Free-standing SARs entitle an awardee to a payment at the time of exercise equal to the spread between an initial value determined by the Compensation Committee and the current fair market value of the shares of Common Stock. At the direction of the Compensation Committee, payment of the spread may be in cash, shares of Common Stock, or a combination thereof.

     Restricted Shares under the Amended Plan are shares of Common Stock that are subject to vesting restrictions for such time as Compensation Committee shall determine. The participant is entitled immediately to voting, dividends and other ownership rights in such shares. Restricted Shares may be granted or offered for sale to any participant, may be granted solely in consideration for services rendered or to be rendered to the Company, and may also be granted in substitution or exchange for other restricted property held by a participant.

     Under the Amended Plan, the Compensation Committee has the authority to set the terms and provisions of each applicable award, including the applicable vesting schedule, exercise price and the methods by which participants may pay the option exercise price, which include, among other things, stock delivery, stock withholding and broker-coordinated cashless exercises.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect on January 1, 1997. This summary is not intended to be complete and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

     Nonqualified Options. In general, (i) no income will be recognized by an optionee at the time a nonqualified option is granted; (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

     If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

     Restricted Shares. The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the participant for such Restricted Shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

     Special Rules Applicable to Officers. In limited circumstances where the sale of stock received as a result of a grant or award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election under Section 83(b) of the Code has been made, the principal difference (in cases where the officer would otherwise be currently taxed upon his receipt of the stock) usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer to suit under Section 16(b) of the Exchange Act of 1934, but no longer than six months.


TAX CONSEQUENCES TO THE COMPANY

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

ELIGIBILITY

     Officers and key employees of the Company and its subsidiaries (approximately 100 as of December 31, 1996), as determined by the Compensation Committee, may be selected to receive benefits under the Amended Plan.

AMENDED PLAN BENEFITS

     The table below shows the option awards that have been granted to each of the following persons or groups under the Amended Plan from the inception of the Plan through March 31, 1997.


                        PLAN BENEFITS PREVIOUSLY GRANTED

                                                                        Outstanding
              Name                                 Dollar Value        Option Rights
              ----                                 ------------        -------------
John M. Quarles
  Chairman and Interim Chief
  Executive Officer                                     (1)               42,400

Thomas B. Roller
   Former President and
   Chief Executive Officer                              --                 --

Gregory M. Trickey
   Chief Operations Officer                             (1)               41,518

James E. Deason
   Executive Vice President, Chief
   Financial Officer, Secretary and
   Treasurer                                            (1)               34,500

Richard P. Westmoreland
   Executive Vice President,
   International and Business
   Development                                          (1)               22,778

Thomas J. Ruble
   Senior Vice President,
   Operations                                           (1)               12,500

Executive Officer Group                                 (1)              276,196

Non-Executive Director Group                            N/A                N/A

Non-Executive Officer Employee Group                    (1)              455,670

-----------------------

(1) Stock options were granted under the Amended Plan at exercise prices equal to the fair market value of the Common Stock on the date of grant. The actual value, if any, a person may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. On December 31, 1996, the last reported sale price for the Common Stock on the New York Stock Exchange was $35.25.

     The types of awards and amounts thereof that may be granted under the Amended Plan to the above-named individuals and groups in the future are not determinable at this time.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                 PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the independent auditors for the Company for fiscal year 1997, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has audited the Company's financial statements since 1989. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and be available to respond to appropriate questions. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                                 OTHER BUSINESS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.


                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                           AT THE NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented by such stockholders at next year's Annual Meeting must be received by the Company at its principal office no later than December 25, 1997, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                                        By Order of the Board of Directors


                                        /s/ John M. Quarles

                                        John M. Quarles
                                        Chairman and Interim
                                        Chief Executive Officer

April 24, 1997

                                                                        ANNEX A

                              WOLVERINE TUBE, INC.

                           1993 EQUITY INCENTIVE PLAN
                (as Amended and Restated as of February 13, 1997)


     1. Purpose. The Wolverine Tube, Inc. 1993 Amended and Restated Equity Incentive Plan (the "Plan") is intended to enhance the ability of Wolverine Tube, Inc., a Delaware corporation (the "Company"), to attract, retain and motivate key executives and employees of the Company and its Subsidiaries (as defined herein), by providing such persons with an opportunity to obtain a proprietary interest in the Company and by rewarding them for their contributions to the Company.


     2. Definitions. As used herein:

     "Awards" means Options, Restricted Shares, Stock Appreciation Rights or the additional awards referred to in Section 10 below.

     "Beneficiary" or "Beneficiaries" means the person or persons designated by a Participant pursuant to the provisions of the Agreement (as defined in Section
6) to receive payments or rights pursuant to such Agreement upon the Participant's death. If no Beneficiary is so designated by a Participant or if no Beneficiary is living at the time a payment is due pursuant to such Agreement, payments shall be made to the estate of such Participant. The Agreement shall provide a Participant with the right to change the designated Beneficiaries from time to time by written instrument executed by the Participant and filed with the Committee in accordance with such rules as may be specified by the Committee; provided, however, that no Beneficiary designation shall be effective unless it is received by the Committee prior to the date of death of the Participant.

     "Board" means the Board of Directors of the Company.

     "Change in Control of the Company" means any of the following events:

     (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

     (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

     (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Stock of the Company;

     (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

     (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

     (f) The Board approves, or the Company enters into an agreement providing for, a transaction, event or development that constitutes (or would constitute if consummated) a Change of Control pursuant to any of the foregoing.

     (g) Notwithstanding the foregoing provisions of (c) and (d) above, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) the Company, (B) a Subsidiary or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or
(ii) solely because of a change in control of any Subsidiary.

     "Code" means the internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Committee" means the committee of the board described in Section 4.

     "Common Stock" means the common stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 12.

     "Effective Date" means the date the Plan is first approved by the stockholders of the Company in the manner required by the Company's charter, its Bylaws and the laws of the State of Delaware, at the time such vote is taken.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such acts rules or regulations may be amended from time to time.

     "Fair Market Value" means the fair market value of a share of Common Stock, as determined in good faith by the Committee, using such methodology as it may deem appropriate.

     "Free-Standing Stock Appreciation Right" means a Stock Appreciation Right not granted in tandem with an Option,

     "Grant Date" means, with respect to any Award, the date on which such Award was granted.

     "Incentive Stock Option" means an Option which is intended to qualify as an incentive stock option under Section 422 of the Code.

     "Initial Value" means the initial value, if any, of a Free-Standing Stock Appreciation Right as determined at the time of grant by the Committee in its discretion and as set forth in the applicable Agreement.

     "Non-qualified Stock Option" means an Option which is not intended to qualify as an Incentive Stock Option.

     "Option" means an option to purchase shares of Common Stock, subject to the terms and conditions provided for in Section 7.

     "Option Price" means the exercise price of an option, as determined at the time of grant by the Committee in its discretion and as set forth in the applicable Agreement; provided, however, that the Option Price for an Incentive Stock Option shall be no less than 100 percent of the fair Market Value of a share of Common Stock as of the Grant Date.

     "Participant" means an officer or a key employee of the Company, or one of its Subsidiaries, who is designated by the Committee to receive an Award under the Plan.

     "Restricted Shares" means restricted shares of Common Stock, subject to the terms and conditions provided for in Section 9.

     "Securities Act" means the Securities Act of 1933, as amended, and the rates and regulations thereunder, as such law, rules and regulations may be amended from time to time.

     "Stock Appreciation Right" means a right to receive the appreciation, if any, in the Fair Market Value of shares of Common Stock, subject to the terms and conditions provided for in Section 8.

     "Subsidiary" means a corporation in respect of which the Company directly or indirectly beneficially owns or controls a majority of the Voting Stock.

     "Tandem Stock Appreciation Right" means a Stock Appreciation Right granted in tandem with an Option.

     "Voting Stock" means at any time, the then-outstanding securities entitled to vote generally in the election of directors of a corporation.

     3. Shares Available for Grant. (a) Subject to adjustment as provided in
Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred under the Plan shall not exceed 1,225,000 shares (550,000 of which were approved in 1993 and 675,000 of which are being added by this Amendment and Restatement). Notwithstanding the foregoing:

          (i) upon the payment of any Option Price by the transfer to the Company of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Stock, there shall be deemed to have been issued or transferred under this Plan only the net number of shares of Common Stock actually issued or transferred by the Company; and

          (ii) total shares available under the Plan shall also include any shares relating to awards that expire or are forfeited.

     (b) Shares of Common Stock issued under the Plan may be authorized and unissued shares or issued and re-acquired shares, as the Committee may from time to time determine.

     (c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,225,000 shares, subject to adjustments as provided in Section 12 of the Plan.

     (d) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, no Participant shall be granted Option rights to purchase more than 60,000 shares of Common Stock during any calendar year or receive more than 60,000 Stock Appreciation Rights in any calendar year, subject to adjustments as provided in Section 12 of this Plan.

     4. Administration. The Plan shall be administered by the Committee, which shall be appointed by the Board and which shall consist of two or more members of the Board who, during the time of their service as members of the Committee, qualify with respect to the Plan as "Non-Employee Directors", within the meaning of Rule 16b-3 under the Exchange Act. The Committee shall have the authority to interpret and construe the provisions of the Plan and of any agreements under the Plan and make determinations pursuant to any Plan provision or agreement. Each interpretation, determination or other action made or taken pursuant to the Plan by the Committee shall be final, conclusive and binding on all persons. No member of the Committee shall be liable for anything done or omitted to be done by such Committee member or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.


     5. Grant or Offer of Awards. The Committee shall, from time to time, make grants of Awards or offers for the sale of Awards to Participants.


     6. Agreement. The terms and conditions of each grant or sale of Awards shall be embodied in a written agreement (the "Agreement") in a form approved by the Committee which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall:

          (a) state the Grant Date of the Award, the number of shares of Common Stock issuable in connection with the Award or the number of Free-Standing Stock Appreciation Rights or Restricted Shares related to the Award, as the case may be, and:

               (i) in the case of Options (and any related Tandem Stock Appreciation Rights), the Option Price;

               (ii) in the case of Restricted Shares, the purchase price, if any, for such Restricted Shares; or

               (iii) in the case of Free-Standing Stock Appreciation Rights, the Initial Value thereof and the maximum number of shares of Common Stock that may be issued in connection therewith;

          (b) specify any applicable vesting schedule;

          (c) in the case of Options, state whether the Option is intended to qualify as an Incentive Stock Option;

          (d) provide that Restricted Shares shall only be transferable after they vest and that all other Awards shall not be transferable by the Participant otherwise then by will or the laws of descent and distribution or, in the case of all awards except for Incentive Stock Options, pursuant to a qualified domestic relations order as such term is defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and during the participant's lifetime shall only be exercisable by or paid to the Participant;

          (e) provide for the treatment of Awards in the event of the termination of the Participant's employment;

          (f) provide such other additional or alternative terms as may, in the Committee's discretion, be advisable to comply with the exemptive relief provided by Rule 16b-3 under the Exchange Act;

          (g) provide such other terms and conditions, not inconsistent with the Plan, as the Committee may deem advisable;

          (h) be signed by the recipient of the Award and a person designated by the Committee; and

          (i) be delivered to the recipient of the Award.


     7.   Terms of Options.

          (a) Terms of Options Generally. Options may be granted to any Participant to purchase such number of shares of Common Stock as the Committee shall determine in its discretion. Options granted under the Plan shall comply with the terms and conditions set forth in this Section 7.

              (i) Vesting each Option shall vest and become exercisable as determined by the Committee and as set forth in the applicable Agreement; provided, however, that the Committee shall have the right at any time to accelerate the vesting of any Option previously granted under the Plan, and all Options shall immediately vest and become exercisable upon a Change in Control. An Option shall be exercisable following a Participant's termination of employment with the Company and its Subsidiaries at such times and in such manner as determined by the Committee, which the Committee may specify in the applicable Agreement or determine at the time of such termination of employment.

              (ii) Duration of Options. Each Option shall be effective for such term as shall be determined by the Committee and set forth in the Agreement.

          (b) Payment of Option Price. Payment of the Option Price shall be made in full at the time the notice of exercise of the Option is delivered to the Committee and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Committee in a particular case determines not to accept a personal check) for the Common Stock being purchased. The Committee may determine at the time the Option is granted for Incentive Stock Options, or at any time before exercise for Non-qualified Stock Options, that additional forms of payment will be permitted. To the extent permitted by the Committee and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by:

              (i) delivery of shares of Common Stock held by the Participant having a Fair Market Value equal to the Option Price and, at the discretion of the Committee, any federal, state or local withholding tax obligations that may arise in connection with the exercise;

              (ii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker selected or approved by the Committee, all in accordance with the regulations of the Federal Reserve Board, to deliver promptly to the Company the amount of the sale or loan proceeds to pay the Option Price and, at the discretion of the Committee, any federal, state or local withholding tax obligations that may arise in connection with the exercise;

              (iii) delivery of instructions to the Company to withhold from the shares of Common Stock that would otherwise be issued upon exercise that number of shares having a Fair Market Value equal to the Option Price and, at the discretion of the Committee, any federal, state or local withholding tax obligations that may arise in connection with the exercise;

              (iv) delivery of a full-recourse promissory note executed by the Participant in an amount which shall equal the Option Price and, at the discretion of the Committee, any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, however, that (A) such note delivered in connection with an Incentive Stock Option shall, and such note delivered in connection with a Non-qualified Stock Option may, in the sole discretion of the Committee, bear interest at a rate specified by the Committee, but in no case less than the rate required by the Internal Revenue Service to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for purposes of the Code; (B) the Committee in its sole discretion shall specify the term and other provisions of such note at the time an Incentive Stock Option is granted or at the time the note is entered into with respect to a Non-qualified Stock Option; (C) the Committee shall require that the Participant pledge the Participant's shares of Common Stock to the Company for the purpose of securing the payment of such note and shall require that the certificate representing such shares be held in escrow in order to perfect the Company's security interest and shall conspicuously note on the face or back of the certificate that future payments are required to be made; and (D) the Committee in its sole discretion may at any time restrict or rescind the Participant's right to deliver a note, upon notification to the Participant.

          (c) Reload Options. The Committee may provide in the applicable Agreement that the Participant will automatically be granted a new Option (the "Second Option") in the event that the Participant exercises a prior Option
(the "First Option") by paying some or all of the exercise price of the First Option with shares of Common Stock or by satisfying some or all of the Participant's tax liability incurred in connection with the first Option by having shares of Common Stock withheld to satisfy such liability. The number of shares of Common Stock subject to the Second Option and the other terms and conditions thereof shall be determined by the Committee and set forth in the Agreement applicable to the First Option.

          (d) Effect of Exercise on Related Tandem Stock Appreciation Rights. The exercise of an Option shall result in the cancellation of any related Tandem Stock Appreciation Rights on a share-for-share basis.

          (e) Limitation on Exercise. The Options shall not be exercisable unless either the Common Stock subject to the Options has been registered under the Securities Act of 1933, as amended and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Participant has furnished the Company with an investment representation satisfactory to the Company that such registration and qualification is not required as a result of the availability of an exemption from registration under such laws.

          (f) Delivery of Certificate. As soon as practicable following the exercise of an Option, a certificate in the Participant's name evidencing the appropriate number of shares of Common Stock issued in connection with such exercise shall be delivered to the Participant.


     8.   Terms of Stock Appreciation Rights.

          (a) Terms of Stock Appreciation Rights Generally. Each Stock Appreciation Right granted under the Plan shall comply with the terms and conditions set forth in this Section 8.

              (i) Grants of Stock Appreciation Rights. Each Tandem Stock Appreciation Right shall relate to a specific Option granted under the Plan and in the case of Incentive Stock Options may be granted only concurrently with the Option to which it relates. In the case of Non-qualified Stock Options, Tandem Stock Appreciation Rights may be granted at any time prior to the exercise, termination or expiration of such Option. Free-Standing Stock Appreciation Rights may be granted by the Committee at any time to any Participant.

              (ii) Vesting, Exercise and Duration of Stock Appreciation Rights. A Tandem Stock Appreciation Right shall be exercisable by a Participant only at such times as the Option to which it relates may be exercised, shall be forfeited when the related Option is forfeited and may expire no later than the expiration of the related Option. Each Free-Standing Stock Appreciation Right shall vest and become exercisable as determined by the Committee and as set forth in the applicable Agreement; provided, however, that all Free-Standing Stock Appreciation Rights shall immediately vest and become exercisable upon a Change in Control.

              (iii) Value of Stock Appreciation Rights. A vested Stock Appreciation Right shall entitle a Participant to receive from the Company, upon exercise of the right, an amount (payable in the manner described in Section 8(c)) equal to the Fair Market Value on the exercise date of the Stock Appreciation Right of the total number of shares of Common Stock for which the Stock Appreciation Right is exercised, less (A) in the case of Tandem Stock Appreciation Rights, the Option Price that the Participant would have otherwise been required to pay to purchase such shares had the Option been exercised with respect to such shares or (B) in the case of a Free-Standing Stock Appreciation Right, the Initial Value.

              (iv) Number of Shares Covered by a Tandem Stock Appreciation Right. In no case may the number of shares of Common Stock covered by a Tandem Stock Appreciation Right exceed the number of shares of Common Stock covered by the related Option.

          (b) Effect of Exercise of Tandem Stock Appreciation Right on Related Option. The exercise of a Tandem Stock Appreciation Right shall automatically result in the cancellation of the related Option on a share-for-share basis.

          (c) Payment. Payment to a Participant upon the exercise of a Stock Appreciation Right shall be made as soon as practicable following such exercise and, in the discretion of the Committee, may be made in cash, in shares of Common Stock or a combination of cash and shares of Common Stock; provided, however, that payment shall not be made in Common Stock unless Common Stock has been registered under the Securities Act, or the Company has determined that an exemption under such Act is available and applicable to such exercise and payment in Common Stock.

          (d) Delivery of Certificate. As soon as practicable following the exercise of a Stock Appreciation Right that is paid in whole or part in Common Stock, a certificate evidencing the appropriate number of shares of Common Stock issued in connection with such exercise shall be delivered to the Participant.


     9. Terms of Restricted Shares.

          (a) Terms of Restricted Shares Generally. Restricted Shares may be granted or offered for sale to any Participant, may be granted solely in consideration for services rendered or to be rendered to the Company, or its subsidiaries or affiliates, and may also be granted in substitution and exchange for "restricted property" (within the meaning of Section 83 of the Code) held by a Participant. If Restricted Shares are offered for sale hereunder, the purchase price shall be payable in cash, or, in the discretion of the Committee and to the extent provided in the applicable Agreement, in shares of Common Stock already owned by the Participant, in other property or in any combination of cash, shares of Common Stock or such other property. The Restricted Shares granted or offered for sale under the Plan shall comply with the terms and conditions set forth in this Section 9.

          (b) Purchase Price; Offering Period. Restricted Shares offered for sale shall be sold at a purchase price determined at the time of offering by the Committee in its discretion and as set forth in the applicable Agreement.

          (c) Delivery of Certificate. At the time of grant or sale of Restricted Shares to a Participant, a certificate evidencing the appropriate number of shares of Common Stock granted or sold to the Participant as Restricted Shares shall be issued in the Participant's name but shall be held by the Company for the account of the Participant until such time as such Restricted Shares vest hereunder. Upon such vesting, the certificate evidencing such shares shall be delivered to the Participant.

          (d) Vesting. Each Restricted Share shall vest as determined by the Committee and as set forth in the applicable agreement; provided, however, that the Committee shall have the right at any time to accelerate the vesting of any Restricted Shares previously granted under the Plan, and all Restricted Shares shall immediately vest upon a Change in Control.


     10. Other Awards. The Committee shall have the authority to specify the terms and provisions of other equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for the acquisition or future acquisition of Common Stock by Participants.


     11. Effectiveness of the Plan. The Plan was effective on the Effective
Date.


     12. Certain Adjustments. The Board may make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Awards, in the prices per share applicable to Options and Stock Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12.

     13. Amendment of the Plan. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of any national securities exchange upon which the shares of Common Stock are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits in plans that do not require stockholder approval.



     14. Termination. Unless previously terminated pursuant to Section 14, the Plan shall terminate on the tenth anniversary of the Effective Date, and no further Awards may be granted hereunder after such date; provided, however, that if the Plan is adopted by the Board prior to the Effective Date, no Incentive Stock Option shall be granted under the Plan on or after the tenth anniversary of the date of such adoption of the Plan by the Board of Directors. Awards then outstanding may continue to be exercised, vest or be paid in accordance with their terms.


     15. Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the sale or exercise of Awards under the Plan shall be added to the Company's general funds and used for general corporate purposes.


     16. Miscellaneous.

         (a) No Rights to Grants or Continued Service. Except as expressly provided for in the Plan, no Participant shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company.

         (b) No Restriction on Right of Company to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         (c) Governing Law. The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the law of the State of Delaware.

        (d) Withholding. As a condition to the making of any Award, the vesting of any Award or the lapse of the restrictions pertaining thereto, the Company may, in the discretion of the Committee, require the Participant to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by a Participant pursuant to the Plan. In the discretion of the Committee, such payment may be in the form of cash or other property. In the discretion of the Committee, the Company may:

          (i) make available for delivery a lesser number of shares, in satisfaction of such taxes, assessments or other governmental charges;

          (ii) deduct or withhold from any payment or distribution to a Participant whether or not pursuant to the Plan; or

          (iii) offer loans to Participants to satisfy withholding requirements on such terms as the Committee may determine, which loans may be non-interest bearing.

        (e) Stockholder Rights. A Participant shall have no rights as a stockholder with respect to any shares issued or issuable with respect to an Award until a certificate or certificates evidencing such shares shall have been issued to or for the benefit of such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof; provided, however, that a Participant shall have all rights of a stockholder as to any Restricted Shares sold or granted to the Participant, including the right to receive dividends and the right to vote for directors and upon other matters in accordance with the Company's charter, except that the Participant shall not have the right to transfer, sell, hypothecate, pledge or otherwise alienate any unvested Restricted Share.

        (f) Construction of the Term "Participant". Whenever the word "Participant" is used in this Plan under circumstances where the provision should logically be construed to apply to the executors, the administrators, the Beneficiary, or any other person or persons to whom an Award may be transferred by will or by the laws of descent and distribution or by reason of the death of the Participant, the word "Participant" shall be deemed to include such person or persons.

                                                                     APPENDIX A

                              WOLVERINE TUBE, INC.

          This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints John M. Quarles or James E. Deason as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Wolverine Tube, Inc. (the "Company") held of record by the undersigned at the close of business on March 31, 1997 at the Annual Meeting of Stockholders to be held on May 22, 1997 or any adjournments thereof.

1. Election of Directors:
              Donald C. Blasius                Gregory M. Trickey

  [ ] FOR all Nominees                    [ ] WITHHELD on all Nominees
                                           Except as otherwise provided below

  Withhold as to
                 -------------------------------------------------------------
  (TO WITHHOLD AUTHORITY AS TO ANY NOMINEE, WRITE NAME ON LINE PROVIDED)

2. Amendment and Restatement of the Company's 1993 Equity Incentive Plan.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Appointment of Ernst & Young LLP as Independent Auditors for the Company.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                 (Continued and to be signed on the other side)

                        (Continued from the other side)

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

                                                  Date
                                                      ------------------------

                                                  ----------------------------
                                                  Signature

                                                  (Please sign exactly as name
                                                  appears hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.)